Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION OF
8.00% SERIES A CONVERTIBLE
PREFERRED STOCK, PAR VALUE $0.01 PER SHARE, OF
R1 RCM INC.

R1 RCM Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The Corporation’s Certificate of Designation of 8.00% Series A Convertible Preferred Stock (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on February 12, 2016.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the Delaware General Corporation Law adopted resolutions to amend (and, pursuant to Section 242(b) of the General Corporation Law of the State of Delaware, no approval of such amendment by the stockholders of the Corporation was required):

(a)	the first paragraph of the Certificate of Designation to read in its entirety as follows:

R1 RCM INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies that pursuant to the authority contained in its Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company (the “Board of Directors”) has duly approved and adopted the following resolution on December 7, 2015, and the resolution was adopted by all necessary action the part of the Company:

; and

(b)	the definition of “Company” in Section 3 of the Certificate of Designations to read in its entirety as follows:

“Company” shall mean R1 RCM Inc., a corporation organized and existing under the laws of the state of Delaware, and any successor thereof.

 EXCEPT AS AMENDED ABOVE, the Certificate of Designations shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Certificate of Amendment to Certificate of Designations of 8.00% Series A Convertible Preferred Stock on this 5th day of January, 2017.

By:	/s/ Joseph Flanagan
Name:	Joseph Flanagan
Title:	President & Chief Executive Officer